Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (the “Agreement”) is made and entered into by and between Craig F. Noell, an individual (“Executive”), and Signature Group Holdings, Inc., a Nevada corporation (the “Company”). Executive and the Company are sometimes collectively referred to herein as the “Parties” or individually as a “Party.” This Agreement inures to the benefit of each of the Company’s current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, employees and assigns.

RECITALS

A. Executive is a party to that certain Employment Agreement with the Company dated August 2, 2011 (the “Employment Agreement”). Executive is resigning as the Chief Executive Officer of the Company effective as of April 9, 2013 (the “Separation Date”).

B. Executive holds options to purchase an aggregate of 2,923,000 shares of the Company’s Common Stock (collectively the “Options”), which Options were granted under the Company’s 2006 Performance Incentive Plan (the “Plan”) pursuant to that certain Non-Qualified Stock Option Agreement dated August 8, 2011 (the “Option Agreement”).

C. Executive was granted 492,224 shares of restricted stock of the Company under the Plan pursuant to that certain Restricted Stock Award Agreement dated August 2, 2011 (the “Restricted Shares”).

D. Executive and the Company desire to end their relationship amicably and permanently resolve any and all disputes arising between them, and any matters pertaining to Executive’s employment with the Company, the Employment Agreement, the Options and the Restricted Shares, and the Company has elected to offer Executive compensation and benefits to which he would not otherwise be entitled.

NOW, THEREFORE, for and in consideration of the execution of this Agreement and the mutual covenants contained in the following paragraphs, the Company and Executive agree as follows:

1. Cessation of Employment; Equity Awards. Executive hereby resigns as the Company’s Chief Executive Officer and an employee of the Company effective as of April 9, 2013 (the “Separation Date”). Executive will not after such date perform any further duties or render services as an employee or in any other service capacity to the Company or any of its affiliates, subsidiaries or parent corporations. Accordingly, on the Separation Date, Executive shall incur a separation from service for purposes of Section 409A of the Internal Revenue Code (“Section 409A”). Notwithstanding anything to the contrary in this Agreement, the Parties agree that for the purposes of the Options and the Restricted Shares (and the Plan and related Option Agreement and Restricted Stock Award Agreements), Executive’s resignation shall be deemed to be a “termination without cause” pursuant to Section 4.1.5 of the Employment Agreement. As such, pursuant to the terms of the existing Option Agreement and the Restricted Stock Awards

Agreements, notwithstanding Executive’s cessation of employment or service with the Company, (a) the Options shall continue to vest pursuant to the existing vesting schedule set forth in the Option Agreement, and the Options shall remain outstanding until the fourth anniversary of the Separation Date; and (b) the Restricted Shares shall continue to vest pursuant to the existing vesting schedule in the Restricted Stock Award Agreement. In the unlikely event that Executive should predecease the vesting of the options or payment of any other obligation of the Company pursuant to this agreement, then such option or other benefit shall be unaffected and inure to the benefit of Executive’s estate.

2. No Admission of Liability. The Parties agree that this Agreement, and performance of the acts required by it, does not constitute an admission of liability, culpability, negligence or wrongdoing on the part of anyone, and will not be construed for any purpose as an admission of liability, culpability, negligence or wrongdoing by any Party. The Parties specifically acknowledge and agree that this Agreement is a compromise of disputed claims, that the Company denies any liability for any matter released and that the Company enters into this Agreement solely to avoid potential litigation and to buy its peace.

3. Wages and Vacation Time Paid. Executive acknowledges that he will be separately paid for all of his undisputed wages and his accrued and unused vacation time on the Separation Date regardless of whether he signs this Agreement. Executive further acknowledges and understands that by executing this Agreement, he is waiving and releasing all claims for any additional wages or other forms of compensation, except as expressly provided for in this Agreement.

4. Severance Benefits. Provided Executive executes this Agreement and does not revoke this Agreement pursuant to the revocation provisions of Section 18 of this Agreement, the Company shall provide to Executive the following severance benefits:

(a) Salary Continuation. The Company shall pay to Executive a severance benefit in the gross amount of $650,000 in the aggregate (less applicable withholdings). The foregoing severance payments shall be payable in forty-eight (48) semi-monthly payments of $13,541.67 commencing on the first regular pay date for the Company’s salaried employees following the Separation Date in accordance with the Company’s regular payroll practices and timing (or at such later date as may be required pursuant to Section 6). The Company shall deduct from all salary continuation and severance payments any withholding taxes and other lawful deductions the Company deems appropriate, and Executive shall only receive the net amount remaining after such withholding taxes have been collected.

(b) COBRA. Provided Executive elects to continue medical care coverage under the Company’s health plans pursuant to Executive’s rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and all applicable regulations (“COBRA”), the Company will reimburse Executive for the costs Executive incurs to obtain such continued coverage (less the active employee rate for such coverage) (collectively, the “Coverage Costs”) for so long as Executive remains eligible to receive COBRA continuation coverage. In order to obtain reimbursement for the Coverage Costs, Executive must submit appropriate evidence to the Company of each periodic payment within sixty (60) days after the required payment date for those Coverage Costs, and the Company shall within thirty (30) days after such submission reimburse Executive for that payment. The Company shall report the reimbursement as taxable W-2 wages and collect the applicable withholding taxes, and the resulting tax liability shall be Executive’s sole responsibility.

(c) Notwithstanding the foregoing, Executive’s continued right to receive any severance benefits hereunder shall be contingent upon his continued compliance with all of the terms of this Agreement and all of the terms of the Company’s confidentiality policies and Insider Trading Policies.

5. Cancellation of Employment Agreement. Executive understands and agrees that he will receive only those payments and benefits specifically stated in this Agreement. Executive and the Company agree that the Employment Agreement is hereby cancelled, terminated and of no further force and effect.

6. Payment Timing Issues. Notwithstanding anything to the contrary in this Agreement, to the extent any portion of the amounts payable to Executive pursuant to this Agreement is deemed to constitute deferred compensation under Section 409A or a substitute payment for such deferred compensation, Executive agrees that any payments or benefits to which Executive may become entitled under this agreement that are subject to Section 409A shall be delayed to the extent necessary to avoid a prohibited distribution under Section 409A(a)(2)(B)(i), and such payments or benefits shall be paid or distributed to Executive (or Executive’s estate) during the thirty (30) day period commencing on the earlier of (i) the first day of the seventh month following Executive’s “separation from service” (as defined under Section 409A) or (ii) the date of Executive’s death. Upon the expiration of the applicable period of delay under this Section 6, all payments deferred pursuant to this Section 6 will be paid or distributed to Executive (or Executive’s estate) in a lump sum payment. The remaining payments (if any) to which Executive is entitled under this agreement will be paid as they become due and payable hereunder. In no event will Executive have any control over the payment dates of the amounts payable to him under this Agreement, notwithstanding anything to the contrary in this Agreement.

7. Reference Requests. The Company agrees that if it is contacted by prospective employers, the Company will release information concerning the dates of Executive’s employment and the last position held, and will advise prospective employers that the Company’s policy is to release only such information.

8. Confidentiality. In addition, the Company and the Executive acknowledge that the services performed by the Executive under the Employment Agreement are unique and extraordinary and, as a result of such employment, the Executive shall be in possession of Confidential Information relating to the business practices of the Company and its subsidiaries and affiliates (collectively, the “Company Group”). The term “Confidential Information” shall mean any and all information (oral and written) relating to the Company Group, or any of their respective activities, or of the clients, customers, acquisition targets, investment models or business practices of the Company Group, other than such information which (i) is generally available to the public or within the relevant trade or industry, other than as the result of breach of the provisions of this Section 8 or the Employment Agreement, or (ii) the Executive is required to disclose under any applicable laws, regulations or directives of any government agency, tribunal or authority having jurisdiction in the matter or under subpoena or other process of law. The Executive shall not and except with respect to any litigation or arbitration involving this Agreement, including the enforcement hereof, directly or indirectly, use, communicate, disclose or disseminate to any person, firm or corporation any Confidential Information regarding the Company Group nor of the clients, customers, acquisition targets or business practices of the Company Group acquired by the Executive during, or as a result of, his employment with the Company Group, without the prior written consent of the Company. Without limiting the foregoing, the Executive understands that the Executive shall be prohibited from misappropriating any trade secret or material non-public information of the Company Group or of the clients or customers of the Company Group acquired by the Executive during, or as a result of, his employment with the Company Group, at any time. Executive specifically confirms that he will continue to comply with the Company’s confidentiality policies and the terms of the Company’s Insider Trading Policy, and that these agreements will survive this Agreement and remain in full force and effect.

9. Non-Solicitation of Executives and Customers. Executive shall not, except in the furtherance of the Executive’s duties hereunder, directly or indirectly, individually or on behalf of any other person, firm, corporation or other entity, (i) for a period of one (1) year after the Separation Date solicit, aid or induce any employee, representative or agent of the Company Group to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company Group or hire or retain any such employee, representative or agent, or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent, or (ii) and for a period of one (1) year after the Separation Date, use the Company Group’s Confidential Information to solicit, contact, aid or induce to purchase goods or services then sold by the Company Group from another person, firm, corporation or other entity (or attempt to do any of the foregoing), directly or indirectly, for the purpose or effect of interfering with any part of the Company Group’s business: (1) any customer of the Company Group in any location in which the Company Group operates or sells its products (the “Territory”); (2) any customer of the Company Group that Executive contacted or solicited, or in any way supported or dealt with at any time during the last two years of Executive’s employment; (3) any prospective customer of the Company Group that Executive contacted or who received or requested a proposal or offer the Executive on behalf of the Company Group at any time during the last two years of Executive’s employment; or (4) any customer of the Company Group for which Executive had any direct or indirect responsibility at any time during the last two years of his employment.

10. Non Disparagement. Executive agrees that he will not in any way, either directly or indirectly, disparage the Company Group or any of the Releasees (as defined below). Without limiting the generality of the foregoing, Executive agrees that he will not post disparaging comments on Internet websites, blogs, social networks, or in chat rooms. Notwithstanding the foregoing, nothing in this Section shall prevent the Executive from making any truthful statement to the extent (i) necessary to rebut any untrue public statements made about him; (ii) necessary with respect to any litigation, arbitration or mediation involving this Agreement, including, but not limited to, the enforcement of this Agreement; (iii) if required by law or by any court, arbitrator, mediator or administrative or legislative body (including any committee thereof) with jurisdiction over such person; or (iv) to file a claim with a state or federal agency, provided, however, Executive understands and agrees that he cannot recover any monetary benefits in connection with any such claim.

11. Return of Company Property. Executive agrees that, as a condition to receiving the separation benefits set forth in this Agreement, Executive will return all Company property, documents, and information, including files, records, computer access codes, instruction manuals, and legal documents, as well as any Company assets or equipment that he has in his possession or under his control (collectively, the “Company Property”). Without limiting the foregoing, Executive shall take all necessary action to cause the internet domain name “signaturecap.com” and all other tangible or intangible property under Executive’s control to be transferred to the Company without any further consideration. Executive agrees that he will not keep any copies of the Company Property or any other Company documents or information. Without limiting the foregoing,

1) Executive shall retain his office PC (fully depreciated) and personal electronics (iPad).

2) Executive shall retain the rights to “Signature.bz” and “SquarePegCapital.com” internet domain names.

3) Executive shall retain the rights to the following phone numbers: 805.409.4339, 805.630.5500, 805.435.1250, 805.494.6566) and the Company shall use commercially reasonable efforts to transfer such numbers to the Executive. Executive shall bear any expenses associated with such phone numbers after the Separation Date.

4) Further, and notwithstanding anything to the contrary, the Executive represents that the Company’s information servers and potentially other files contain information that long predate the reorganization of Fremont General Corp into Company and that such information legitimately belongs to the Executive and or various entities (“Preceding Entities”) not owned by the Company such as Signature Group Holdings, LLC and Signature Capital Partners, Inc. Executive believes that it would be neither practical nor cost efficient for the Company to separate such information and deliver it to Executive. Accordingly, and subject to such further assurances regarding the confidential and appropriate use of the information, the Company will direct its VP of Information Technology to cooperate with the Executive in making an archival copy of the Executive’s email, the contact databases, and such other files as may be identified. Further, to the extent the Executive has further reasonable requests for legacy information of the Preceding Entities (which requests the Executive expects to be infrequent if ever), the Company will comply with such request provided that it is not unduly burdensome to the Company, and Executive reimburses the Company for any associated expense.

5) The Executive further represents that the email address “NoellC@SignatureCap.com” has been the personal and professional email address for the Executive for over 9 years and long in advance of the Company commencing utilization of this email address on or about July 2011 and that this email address has been and continues to be used with respect to other Preceding Entities and otherwise. Company will provide Executive with ongoing email access through May 31, 2015; provided, however, that Executive will, within 10 days after the Effective Date, provide a general broadcast notification to his contacts providing them with Executive’s new contact information. Further, Executive will, no later than 10 days after the Effective Date, cease utilizing the SignatureCap.com email address for outbound communication and will make reasonable efforts to direct all parties making inbound contact through the legacy address to update their contact information with respect to Executive.

12. Expenses. Executive knows of no reimbursable expenses other than those on two personal credit cards of the Executive’s that are used exclusively for Company business and provided by Executive for use by the Company. Such credit cards are used by the Company for various purpose unrelated to the activities of Executive, including for the purpose of ordering IT equipment and office supplies as well as for various recurring information services on a monthly or other subscription basis or for replenishment purposes. Subject to the Company’s promise and obligation to pay all charges on timely basis, Executive agrees to cooperate in allowing the Company to effect an orderly transition to new payment arrangements.

13. Cooperation. Executive agrees to cooperate and assist the Company (including making himself available at reasonable times and places) to aid the Company in connection with any matters related to his employment, provided that his cooperation with such matters shall not interfere unreasonably with any subsequent employment or other activities. In addition, Executive agrees to be available and cooperate with the Company and and/or its attorneys with respect to any investigation, litigation, or administrative, judicial or other proceeding where the Company believes that Executive may have knowledge or information that may be relevant to such investigation or proceeding. The Company agrees to reimburse Executive for any reasonable out-of-pocket expenses incurred by Executive in providing such cooperation and assistance.

14. General Release. Executive for himself and his heirs, executors, administrators, assigns and successors, fully and forever releases and discharges the Company and each of its current, former and future parents, subsidiaries, related entities, employee benefit plans and their fiduciaries, predecessors, successors, officers, directors, shareholders, agents, attorneys, employees and assigns (collectively, “Releasees”), with respect to any and all claims, liabilities and causes of action, of every nature, kind and description, in law, equity or otherwise, which have arisen, occurred or existed at any time prior to the signing of this Agreement, including, without limitation, any and all claims, liabilities and causes of action arising out of or relating to the offer of employment to Executive, the Employment Agreement, Executive’s employment with the Company, wages, hours, and working conditions, and cessation of employment with the Company, as well as any grant of equity or option to purchase equity of any Releasee.

15. Release of Employment Related Claims. Executive understands and agrees that he is waiving any and all rights he may have had, now has, or in the future may have, to pursue any and all remedies available to him under any employment-related cause of action, including without limitation, claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, fraud, violation of public policy, defamation, discrimination, physical injury, emotional distress, claims under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Older Workers’ Benefit Protection Act, as amended, the Executive Retirement Income Security Act (except for claims for vested benefits under a pension or retirement plan), the Americans with Disabilities Act, as amended, the Federal Rehabilitation Act, the Family and Medical Leave Act, the California Fair Employment and Housing Act, California Family Rights Act, the Fair Labor Standards Act, the releasable provisions of the California Labor Code and any other federal, state or local laws and regulations relating to employment, wages, hours, and/or conditions of employment (including wage and hour laws) and/or employment discrimination. Additionally, Executive understands and agrees that he is relinquishing, waiving and releasing any and all rights he may have had, now has, or in the future may have, relating to stock, stock options, agreements or options to purchase stock in the future, or rights relating to such stock or stock options, including, but not limited to, vesting and exercise rights. Executive acknowledges that he is waiving such claims only for consideration in addition to anything of value to which he is already entitled.

Nothing in his Agreement shall waive any of the following: (i) rights or claims that arise after his execution of this Agreement; (ii) claims for insurance benefits under COBRA; (iii) claims for unemployment compensation and/or workers’ compensation; (iv) claims with respect to vested benefits under a pension or retirement plan governed by the Executive Retirement Income Security Act; (v) claims for breach of this Agreement; and (vi) claims that, as a matter of applicable law, are not waivable or otherwise subject to release.

Executive represents and warrants that he does not presently believe that he suffers from any work-related injury or illness.

16. Release of Unknown Claims. Executive expressly waives any and all rights and benefits conferred upon him by Section 1542 of the California Civil Code or any similar provision of any other state law that contains a provision similar to the following:

A general release does not extend to claims which the creditor [employee] does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor [employer].

Executive expressly agrees and understands that the release given by him pursuant to this Agreement applies to all unknown, unsuspected and unanticipated claims, liabilities and causes of action which he may have against the Company or any of the other Releasees.

17. Time for Consideration. Executive acknowledges that this Agreement was presented to him no later than April 9, 2013, and that he is entitled to have twenty-one (21) days’ time in which to consider the Agreement. Executive executes this Agreement having had sufficient time within which to consider its terms. Executive acknowledges that he understands the matters contained herein and elected to forego the retention of counsel. Executive represents that if he executes this Agreement before twenty-one (21) days have elapsed, he does so voluntarily, and that he voluntarily waives any remaining consideration period. The Parties agree that any changes to this Agreement, whether material or immaterial, do not restart the consideration period.

18. Revocation. Executive understands that after executing this Agreement, he has the right to revoke this Agreement within seven (7) calendar days after his execution of it.

Executive understands that any revocation of this Agreement must be made in writing and personally delivered to Mr. Chris Manderson, the Company’s General Counsel, at 15303 Ventura Boulevard, Suite 1600, Sherman Oaks, CA 91403 within such seven (7) day revocation period. If Executive revokes this Agreement, this Agreement shall not be effective or enforceable and Executive will not receive any of the benefits provided under this Agreement. If Executive does not revoke this Agreement in the time specified above, this Agreement shall become effective at 12:01 A.M. on the eighth calendar day after it is signed by the Executive (the “Effective Date”).

19. Benefits Contingent on Agreement Execution and Enforceability. Executive understands that he will not be entitled to receive any of the payments or benefits described in this Agreement unless and until after the revocation period has passed and Executive has not revoked this Agreement. The Effective Date of this Agreement shall be the eighth day after Executive’s execution of this Agreement.

20. Section 409A

(a) Interpretation. The COBRA premium reimbursements provided pursuant to Section 4(b) are intended, where possible, to comply with the exemption to Section 409A described in Treasury Regulation Section 1.409A-1(b)(9)(v)(B). Accordingly, the provisions of this Agreement shall be applied, construed and administered so that those payments qualify for that exception, to the maximum extent allowable. The remaining payments and benefits under this Agreement are intended, where possible, to comply with the requirements of Section 409A. Accordingly, the provisions of this Agreement shall be applied, construed and administered so that such payments or benefits are made or provided in compliance with the applicable requirements of Section 409A. For purposes of this Agreement, each amount to be paid or benefit to be provided to Executive shall be treated as a separate identified payment or benefit for purposes of Section 409A.

(b) Reimbursements. The following provisions shall be in effect for any reimbursements to which Executive otherwise becomes entitled under this Agreement, in order to assure that such reimbursements and allowances are effected in compliance with the applicable requirements of Section 409A: (i) the amount of reimbursements to which Executive may become entitled in any one calendar year shall not affect the amount of expenses eligible for reimbursement hereunder in any other calendar year; (ii) Executive’s right to reimbursement cannot be liquidated or exchanged for any other benefit or payment; and (iii) in no event will any expense be reimbursed after the close of the calendar year following the calendar year in which that expense is incurred.

21. Miscellaneous.

(a) Entire Agreement. This Agreement and documents and exhibits referenced and attached to this Agreement, constitute a single, integrated written contract expressing the entire Agreement of the Parties concerning the subject matter referred to in this Agreement. No covenants, agreements, representations, or warranties of any kind whatsoever, whether express or implied in law or fact, have been made by any Party to this Agreement, except as specifically set forth in this Agreement. All prior and contemporaneous discussions, negotiations, and agreements have been and are merged and integrated into, and are superseded by, this Agreement.

(b) Voluntary Execution. Executive hereby acknowledges that he has read and understands this Agreement and that he signs this Agreement voluntarily and without coercion. Executive further acknowledges that he is sophisticated regarding the matters contained in this Agreement, and has elected to forego the retention of counsel as stated in Section 17. Executive further acknowledges that the waivers he has made in this Agreement are knowing, conscious and voluntary and are made with full appreciation that he is forever foreclosed from pursuing any of the rights waived.

(c) Owner of Claims; No Lawsuits. Executive represents and warrants that he is the sole owner of all claims relating to his employment with the Company or the Company, and that he has not assigned or transferred any claims relating to his employment to any other person or entity. Executive represents that he has not filed any claims, charges, complaints or actions against the Company or any Releasees. Executive agrees to take any and all steps necessary to insure that no lawsuit arising out of any claim released herein shall ever be prosecuted by Executive or on his behalf in any forum, and hereby warrants and covenants that no such action has been filed or shall ever be filed or prosecuted. Executive also agrees that if any claim is prosecuted in his name before any court or administrative agency, he waives and agrees not to take any award or other damages from such suit to the extent permissible under applicable law.

(d) Severability. Whenever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law and to carry out each provision herein to the greatest extent possible, but if any provision of this Agreement is held to be void, voidable, invalid, illegal or for any other reason unenforceable, the validity, legality and enforceability of the other provisions of this Agreement will not be affected or impaired thereby, and will be interpreted so as to effect, as closely as possible, the intent of the Parties hereto.

(e) Modification. The Parties agree that no waiver, amendment or modification of any of the terms of this Agreement shall be effective unless in writing and signed by all Parties affected by the waiver, amendment or modification. No waiver of any term, condition or default of any term of this Agreement shall be construed as a waiver of any other term, condition or default.

(f) Choice of Law. The Parties agree that this Agreement shall be construed under California law, without regard to its conflicts of law principles. Executive also consents to the venue and jurisdiction of the state and federal courts located in Los Angeles, California in the event that the Company takes legal action to enforce any term of this Agreement.

(g) Facsimile and Counterpart. This Agreement may be executed via facsimile and in one or more counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument, binding on the Parties.

(h) Non-Reliance on Other Parties. Executive acknowledges and agrees that he enters into this Agreement based upon his own judgment and not in reliance upon any representations or promises made by the Company or anyone acting on its behalf, other than those contained within this Agreement. Except for statements expressly set forth in this Agreement, neither of the Parties has made any statement or representation to any other Party regarding a fact relied on by the other Party in entering into this Agreement, and no Party has relied on any statement, representation, or promise of any other Party, or of any representative or attorney for any other Party, in executing this Agreement or in making the settlement provided for in this Agreement. The Parties further agree that if any of the facts or matters upon which they now rely in making this Agreement hereafter prove to be otherwise, this Agreement will nonetheless remain in full force and effect.

(i) Successors and Assigns. This Agreement shall inure to the benefit of and shall be binding upon the heirs, successors, and assigns of the Parties hereto and each of them. In the case of the Company, this Agreement is intended to release and inure to the benefit of the Company and the Releasees.

(j) Negotiated Agreement. The terms of this Agreement are contractual, not a mere recital, and are the result of negotiations between the Parties. Accordingly, no Party shall be deemed to be the drafter of this Agreement.

Dated:	4-11-13	“Executive”

/s/ Craig F. Noell
Craig F. Noell

Dated:	4-11-13	“Company”

SIGNATURE GROUP HOLDINGS, INC.

		By:	/s/ Chris Manderson
		Name:	Chris Manderson
		Title:	EVP & General Counsel

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